FOR IMMEDIATE RELEASE                       CONTACT: Glenn Bozarth
April 24, 1997                                       Mattel, Inc.
                                                     (310) 252-3521


               MATTEL NAMES FRANCESCA LUZURIAGA TO NEW POST,
                          HARRY J. PEARCE TO CFO

LOS ANGELES, April 24 -- Mattel, Inc. today announced that Francesca Luzuriaga has been named to the new position of executive vice president-worldwide business planning and resources, and that Harry J. Pearce has joined the company as its chief financial officer, effective May 1. Luzuriaga was formerly chief financial officer of Mattel, and Pearce was chief financial officer of Tyco Toys, Inc., before its merger with Mattel last month.

     In her new position, Luzuriaga will be responsible for worldwide business planning, logistics and inventory management, as well as direct oversight for the integration and restructuring efficiencies that will result in an expected $700 million in savings over the next five years.

     "We've grown to a size where we need a top executive in this capacity," Jill Barad, Mattel's president and chief executive officer, said. "Cesca's strong management skills, and her depth of experience in our company and our industry make her perfect for this job.


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     "The addition of Harry Pearce to our team is another key benefit from our merger with Tyco," Barad said. "Harry's long tenure with Tyco gives him an excellent understanding of our business, and he has earned an unparalleled reputation for professionalism and integrity. We are delighted to welcome him to Mattel as our new CFO."

     Luzuriaga, 43, joined Mattel in 1982 as a senior planning specialist. She was promoted to manager-financial planning and analysis that same year, and to director-financial planning in 1984, vice president-finance in 1986, vice president and controller in 1989, senior vice president and controller in 1990, senior vice president and treasurer in 1992, executive vice president-finance in 1993, and chief financial officer in 1995. She received an M.B.A. in finance from the University of Southern California in 1978, and a bachelor's degree from Pomona College in Claremont in 1976.

     Pearce, 52, joined Tyco as chief financial officer in 1973 after seven years as a Certified Public Accountant and manager with the accounting firm of Arthur Anderson & Co. He served as a member of the Tyco board of directors from 1988 until the time of the Mattel merger. Pearce received a bachelor's degree from LaSalle University in 1966.

     Mattel, Inc. is the worldwide leader in the design, manufacture and marketing of children's toys. With headquarters in El Segundo, California, Mattel has offices and facilities in 36 countries and sells its products in more than 140 nations throughout the world.


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